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75 State Street                WARNER & STACKPOLE LLP  Telephone: (617) 951-9000
Boston, Massachusetts 02109    ----------------------        Fax: (617) 951-9151
                                 COUNSELLORS AT LAW





                                        July 3, 1996



Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139-4211

Ladies and Gentlemen:

      We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the public offering by Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the "Company"), of up to 3,450,000 shares (the "Shares") of the Common Stock, $.01 par value per share, of the Company and the proposed issuance by the Company in connection therewith of rights to purchase Series A Junior Participating Preferred Stock, $.01 par value per share (the "Rights").

      We have examined (i) the Registration Statement, (ii) the form of Underwriting Agreement between the Company and Cowen & Company, Robertson, Stephens & Company LLC and Bear, Stearns & Co. Inc., as Representatives of the several underwriters named in Schedule A thereto (the "Underwriting Agreement"),
(iii) the Restated Articles of Organization of the Company, as amended to date,
(iv) the Rights Agreement (the "Rights Plan"), dated July 1, 1991, between the Company and The First National Bank of Boston under which the Rights are proposed to be issued, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

      In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

      We assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares and the Rights for sale under all applicable state securities or "blue sky" laws.

      We are members of the bar of the Commonwealth of Massachusetts and we express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Massachusetts may be applicable.





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                             WARNER & STACKPOLE LLP
                             ----------------------

Vertex Pharmaceuticals Incorporated
July 3, 1996
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      Based upon the foregoing, we are of the opinion that the Shares and the
Rights are duly authorized for issuance and, upon (i) the effectiveness of the Registration Statement, (ii) the execution and delivery of the Underwriting Agreement by the parties thereto, (iii) payment for the Shares in accordance with the terms of the Underwriting Agreement, (iv) the issuance of the certificates therefor by the Company, and (v) as to the Rights only, the issuance of the Rights in accordance with the terms of the Rights Plan, the Shares and the Rights will be validly issued, fully paid and non-assessable.

      In connection with our opinion set forth above with respect to the Rights, whether the Board of Directors of the Company might be required to redeem or terminate the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of our opinion.

      We hereby consent to the reference to this firm under the heading "Legal Opinions" in the prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          WARNER & STACKPOLE LLP









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